Exhibit 10.3

EQUITY INTEREST PURCHASE AGREEMENT

THIS EQUITY INTEREST PURCHASE AGREEMENT (this “Agreement”) is entered into as of February 11, 2008, by and between Richard Propper,(“Buyer”) and Bridgetech China Limited, a British Virgin Island corporation (the “Company”).

WHEREAS, the Company currently owns 100% of the Equity of Guangzhou Bridgetech Medical Technologies Development Limited (“Guangzhou Bridgetech”).

WHEREAS, Guangzhou Bridgetech Medical Technologies Development Limited owns all right, title and interest in the JK1.com/cn web portal.

WHEREAS, Buyer desires to purchase from the Company a fifty-one percent (51%) interest in Guangzhou Bridgetech, and the entire interest in the JK1 trademark (in each form and jurisdiction), on the terms and conditions and for the consideration set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Purchase and Sale of Stock.

1.1.        Sale and Issuance of Common Stock.  Subject to the terms and conditions of this Agreement, the Company agrees to sell and transfer at the closing, and Buyer agrees to purchase at the Closing, a 51% Equity interest in Guangzhou Bridgetech for the aggregate purchase price of Three Hundred Thousand Dollars ($300,000) (the “Purchase Price”), payable in cash by wire transfer to an account designated by the Company under the following terms: $100,000 due upon signing and $50,000 per month due at the end of the month starting on February 29, 2008.  The funds will first be allocated towards retaining the staff of JK1.

1.2.        Closing.  The purchase and sale of the Equity interest shall take place at such time and place as the Company and Buyer mutually agree upon orally or in writing (which time and place are designated as the “Closing”).

2.           Repurchase Option.  Within the ninety (90) day period after Closing or until Buyer pays in excess of 50% of the purchase price, the Company shall have the option to repurchase the Equity interest for an aggregate amount equal to 125% of the Purchase Price (the “Repurchase Option”).  The Repurchase Option shall be exercised by written notice signed by an officer of the Company or by any assignee or assignees of the Company and delivered or mailed to Buyer at its address set forth on the signature page hereto.  Such notice shall notify Buyer of the time, place and date for settlement of such purchase as scheduled by the Company.  The Company shall pay for the Equity interest purchased pursuant to its Repurchase Option in cash by wire transfer to an account designated by Buyer.  Upon delivery of such notice and payment of the purchase price, the Company shall become the legal and beneficial owner of the Equity being repurchased and all rights and interest therein or related thereto.

3.           Representations and Warranties of the Company.  The Company hereby represents and warrants that:

3.1.        Authority of the Company.  The Company has all necessary power and authority and has taken all action necessary to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder and no other proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby subject to China Government approval, where applicable.  This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

3.2.        Equity Ownership.  The Company owns beneficially and of record 100% of the Equity of Guangzhou Bridgetech, free and clear of all encumbrances.

3.3.        Assets of Guangzhou Bridgetech.  Guangzhou Bridgetech Medical Technologies Development Limited, owns all right, title and interest in the JK1.com/cn web portal, which are substantially all the assets of Guangzhou Bridgetech Medical Technologies Development Limited.

4.           Representations and Warranties of Buyer.  Buyer hereby represents, warrants and covenants that:

4.1.        Authority of Buyer.  Buyer has all necessary power and authority and has taken all action necessary to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder and no other proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

4.2.        Sufficient Information.  Buyer is aware of the business affairs and financial condition of the Company and Guangzhou Bridgetech and has acquired sufficient information to reach an informed and knowledgeable decision to acquire the Equity interest.  Buyer agrees that Buyer has been afforded full and complete access to all information with respect to the Company, Guangzhou Bridgetech and their operations that Buyer and Buyer’s advisors deemed necessary to evaluate the merits and risks of an investment in the Equity interest.  Buyer further acknowledges that Buyer and Buyer’s advisors have had the opportunity to ask questions of and receive answers from management concerning this investment.  Buyer has not used any broker or finder in respect of the purchase of the Equity interest.

4.3.        Risks of Investment.  Buyer is aware that investment in the Equity interest is speculative and involves a high degree of risk.  Buyer has carefully considered the risks of this investment and understands that the financial risks involved in this investment could result in a substantial or complete loss of Buyer’s investment.  Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investing in the Equity interest.  Buyer, in evaluating the merits of an investment in the Equity interest, is not relying on the Company or its affiliates or advisors for an evaluation of the tax, legal or other consequences of an investment in the Equity interest.

5.           Right of First Refusal.  Subject to the terms and conditions in this Agreement, any transfer of the Equity interest by Buyer must be pursuant to the following steps:

5.1.        Sale Notice.  Buyer shall give written notice (the “Sale Notice”) to the Company of its intention to transfer the Equity interest.  The Sale Notice shall (i) identify the proposed transferee and Equity interest to be transferred to such transferee, (ii) the price for the interest, and (iii) the terms of payment.

5.2.        Company’s Election to Purchase Equity Interest.  The Company shall have the option to purchase at the price and on the same terms and conditions specified in the Sale Notice all or less than all of the Equity interest referred to in the Sale Notice.  Within thirty (30) days after delivery of the Sale Notice to the Company, the Company must give written notice to Buyer regarding the Equity interest to be purchased by the Company.

5.3.        Price and Terms of Purchase.  If the Company elects to purchase any or all of the Equity interest set forth in the Sale Notice, the Company shall purchase such Equity interest at the price and on the same terms and conditions specified in the Sale Notice.

5.4.        Waiver of Right of First Refusal.  If the Company does not elect to purchase all of the Equity interest set forth in the Sale Notice, the Equity interest that the Company elected not to purchase may be transferred to the transferee identified in the Sale Notice on the terms and conditions specified in the Sale Notice.

6.           Miscellaneous.

6.1.        Survival.  The warranties, representations and covenants of the Company and Buyer contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of Buyer or the Company.

6.2.        Successors and Assigns.  Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any Equity interest).  Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.3.        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the conflict of law provisions thereof.  The parties agree that any action brought by either party to interpret or enforce any provision of this Agreement shall be brought in, and each party agrees to, and does hereby, submit to the exclusive jurisdiction and venue of, the appropriate state or federal courts located in San Diego, California.

6.4.        Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.5.        Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex, facsimile or electronic transmission (including e-mail) if sent during normal business hours of the recipient, if not, then on the next business day; (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the address as set forth on the signature page hereof or at such other address as such party may designate by ten days advance written notice to the other parties hereto.

6.6.        Expenses.  Irrespective of whether the Closing is effected, the Company and Buyer shall pay their own costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement.

6.7.        Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Buyer.  Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities and the Company.

6.8.        Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

6.9.        Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings, whether written or oral, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein.

6.10.      Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BRIDGETECH CHINA LIMITED

By:

Name:	Michael Chermak

Title:	Director

Address:	402 W Broadway,
26th floor
San Diego, CA 92101

Richard Propper

By:

Address:	625 Broadway, Suite 1110
San Diego, CA 92101

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]